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                                                                       EXHIBIT 5

            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                  June 4, 2004

CNF Inc.
3240 Hillview Avenue
Palo Alto, California  94304

               Re:     CNF Inc.
                       Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as special counsel to CNF Inc., a Delaware corporation (the "Company"), in connection with the public offering of $300,000,000 aggregate principal amount of the Company's 6.70% Senior Debentures due 2034 (the "Exchange Debentures"). The Exchange Debentures will be exchanged (the "Exchange Offer") for a like principal amount of the issued and outstanding 6.70% Senior Debentures due 2034 of the Company (the "Original Debentures") under an Indenture, dated as of March 8, 2000 (as amended by the Supplemental Indenture No. 1 dated as of April 30, 2004, the "Indenture"), by and between the Company and The Bank of New York (as successor to Bank One Trust Company, National Association), as Trustee (the "Trustee"), as contemplated by the Exchange and Registration Rights Agreement, dated as of April 30, 2004 (the "Registration Rights Agreement"), by and among the Company, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representative of the initial purchasers named therein.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

         In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following:

         (a) the registration statement on Form S-4 of the Company relating to the Exchange Debentures to be filed today with the Securities and Exchange Commission (the "Commission") under the Securities Act (the "Registration Statement");

         (b)      an executed copy of the Registration Rights Agreement;

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CNF Inc.
June 4, 2004
Page 2

         (c)      an executed copy of the Indenture; and

         (d)      the form of the Exchange Debentures.

         We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except to the extent expressly set forth in our opinion below, the validity and binding effect thereof on such parties. To the extent our opinion set forth below relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Exchange Debentures, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law Sections 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney
2001) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York in connection with the transactions contemplated by the Indenture and the Registration Rights Agreement. We have assumed that the execution and delivery by the Company of the Indenture and the Exchange Debentures and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed as exhibits to the Registration Statement. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

         Our opinion set forth herein is limited to the laws of the State of New York that, in our experience, are applicable to securities of the type covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approval, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined-on law on the opinion herein stated.

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CNF Inc.
June 4, 2004
Page 3

         Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Debentures (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Debentures surrendered in exchange therefor in accordance with the terms of the Registration Rights Agreement and the Exchange Offer, the Exchange Debentures will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                                Very truly yours,



                                /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP